Exhibit 5.1

Our ref KZE/692192-000001/34135489v3

Avolon Holdings Limited

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

11 December 2014

Dear Sirs

Avolon Holdings Limited (the “Company”)

We have acted as Cayman Islands counsel to Avolon Holdings Limited (the “Company”), an exempted company incorporated in the Cayman Islands in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto filed with the Securities and Exchange Commission on 11 December 2014 under the Securities Act of 1933, as amended, (the “Form S-8”) relating to registration under the Securities Act of 1933, as amended, of up to 2,350,399 common shares in the capital of the Company (the “Common Shares”) pursuant to the Avolon Equity Incentive Plan 2014 (the “Plan”). We are furnishing this opinion as Exhibit 5.1 to the Form S-8.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation and the amended and restated memorandum and articles of association of the Company as adopted on 11 December 2014 (the “Memorandum and Articles”).

1.2	The minutes (the “Board Minutes”) of the meetings of the board of directors of the Company held on 19 September 2014, 28 November 2014 and 6 December 2014 (the “Board Meetings” and each a “Board Meeting”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 11 December 2014 (the “Certificate of Good Standing”).

1.4	The Form S-8.

1.5	A certificate from a director of the Company (the “Opinion Certificate”).

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Opinion Certificate.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that the Common Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in accordance with the Plan and the Board Minutes and when appropriate entries have been made in the register of members of the Company in respect thereof will be legally and validly issued and will be fully paid and non-assessable.

4	Qualifications

This opinion is subject to the following qualification and limitation that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Form S-8 and to the references to our firm under the headings “Exhibits” and “Exhibit Index” in the Form S-8. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder